Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jones Lang LaSalle Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-110366, 333-117024, 333-42193, 333-133887, 333-69810, 333-50720, and 333-73860) on Form S-8 and (No. 333-70969 and 333-153029) on Form S-3 of Jones Lang LaSalle Incorporated of our report dated February 27, 2009, except for the paragraphs labeled “Earnings per Share; Net Income Available to Common Shareholders” and “Noncontrolling Interests” in note 2, which are as of June 9, 2009, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated as of December 31, 2008 and 2007, and the related consolidated statements of earnings, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report on Form 8-K of Jones Lang LaSalle Incorporated dated June 9, 2009.

/s/ KPMG LLP

Chicago, Illinois

June 9, 2009